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Exhibit 8.1




                                 July __, 1995



Citizens, Inc.
Post Office Box 149151
Austin, Texas  78714-9151

Citizens Acquisition, Inc.
Post Office Box 149151
Austin, Texas  78714-9151

American Liberty Financial Corporation
4962 Florida Boulevard, Suite 302
Baton Rouge, Louisiana  70896

Gentlemen:

         Our opinions as expressed below are based solely upon: (1) the information contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on _______________, 1995 and declared effective on ___________________, 1995 (hereafter "Registration Statement");
(2) relevant information provided by the principals and disclosed under the facts section of this letter; (3) the Internal Revenue Code of 1986, as amended (hereinafter "IRC"), the regulations promulgated thereunder, and the current administrative positions of the Internal Revenue Service ("IRS") contained in published Revenue Rulings and Revenue Procedures; and (4) existing judicial decisions. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions.

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.


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Citizens, Inc.
Citizens Acquisition, Inc.
American Liberty Financial Corporation
June 26, 1995
Page 2



         "Merger" refers to the transaction set forth in the Plan and Agreement of Merger ("Merger Agreement") dated December 8, 1994 between Citizens, Inc. ("Citizens"), Citizens Acquisition, Inc. ("Acquisition"), American Liberty Financial Corporation ("ALFC") and American Liberty Life Insurance Company ("ALLIC"). Capitalized terms herein have the same meaning as in the Merger Agreement. ALLIC is a subsidiary of ALFC. Acquisition is a subsidiary of Citizens. The Common Stock of ALFC is herein referred to as "ALFC Common Stock"; the Preferred Stock of ALFC is herein referred to as "ALFC Preferred Stock"; and both are sometimes herein referred to as "ALFC Stock".

         Shareholders residing or conducting business in foreign countries, states or municipalities having tax laws could be required to pay tax with respect to transactions in that country, state or municipality. We do not express any opinion as to foreign, state or local tax consequence.

         The consequences described in this summary are not applicable to nonresident aliens, to foreign corporations, to debtors under the jurisdiction of a court in a case under Title 11 of the United States Code or in a receivership, foreclosure, or similar proceeding, to investment companies within the meaning of IRC Section 351(e), to shareholders who are dealers in securities, to shareholders who are subject to alternative minimum taxes, to shareholders who do not hold their common stock as capital assets, to shareholders who are financial institutions, or to shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

         The principal reasons for the Merger can be summarized as follows:

                 (1) to create a combined entity with greater financial strength and an enhanced competitive position as compared to the separate entities;

                 (2) to achieve improved capitalization and economies of scale;

                 (3) to consolidate the ownership and operation of the assets of the separate entities into an affiliated group of corporations having greater and more diversified reserves, properties and products; and

                 (4) to provide greater liquidity and diversity to ALFC shareholders.
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Citizens, Inc.
Citizens Acquisition, Inc.
American Liberty Financial Corporation
June 26, 1995
Page 3



         This letter is conditioned on the accuracy of the factual information, assumptions and representations contained in the Registration Statement and provided by Citizens, Acquisition, ALFC and shareholders of ALFC, including the following:

                 (1) that Citizens and ALFC, in arriving at the method used to determine the number of shares of Citizens Common Stock to be received by each ALFC shareholder, attempted in good faith to value the ALFC Common Stock and ALFC Preferred Stock to be transferred and to value the Citizens Common Stock to be exchanged for such ALFC Common Stock and ALFC Preferred Stock in an effort to ensure that each shareholder receiving Citizens Common Stock pursuant to the Merger received a number of shares of such stock approximately equal in value to the ALFC Common Stock and ALFC Preferred Stock exchanged therefor;

                 (2) that, with respect to any persons who own one percent or more of the value of ALFC Stock there is no plan or intention, and to the best of the knowledge of ALFC management, there is no plan or intention on the part of remaining shareholders of ALFC to sell, exchange or otherwise dispose of Citizens Common Stock received in the Merger which would reduce ALFC shareholders ownership of Citizens Common Stock to a number of shares having a value less than 50 percent of the value of all of the formerly outstanding ALFC Stock as of the effective date of the Merger, and there is no binding contract or obligation to sell such Stock to persons who are not parties to this Merger. For these purposes, shares of ALFC Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Citizens Stock, will be treated as outstanding ALFC Stock on the effective date of the Merger. Moreover, shares of ALFC Stock and shares of Citizens Common Stock held by ALFC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered;

                 (3) that following the Merger, ALFC will hold at least 90 percent of the Fair Market Value of its Net Assets and at least 70 percent of the Fair Market Value of its Gross Assets and at least 90 percent of the Fair Market Value of Acquisition's Net Assets and at least 70 percent of the Fair Market Value of Acquisition's Gross Assets held immediately prior to the Merger. Amounts paid by ALFC or Acquisition to dissenters, amounts paid by ALFC or Acquisition to shareholders who receive cash or other property, amounts used by ALFC or Acquisition to pay reorganization expenses, and all redemptions and distributions (except for regular, normal
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Citizens, Inc.
Citizens Acquisition, Inc.
American Liberty Financial Corporation
June 26, 1995
Page 4



         dividends) made by ALFC will be included as assets of ALFC or Acquisition, respectively, immediately prior to the Merger;

                 (4) that prior to the Merger, Citizens will be in control of Acquisition within the meaning of IRC Section 368(c);

                 (5) that ALFC has no plan or intention to issue additional shares of its stock that would result in Citizens losing control of ALFC within the meaning of IRC Section 368(c);

                 (6) that Citizens has no plan or intention to redeem or otherwise reacquire any Citizens Common Stock to be issued to ALFC shareholders in the Merger;

                 (7) that Citizens has no plan or intention to liquidate ALFC; to merge ALFC with or into another corporation; to sell or otherwise dispose of the stock of ALFC except for transfers of stock to corporations controlled by Citizens; or to cause ALFC to sell or otherwise dispose of any of its assets or any of the assets acquired from Acquisition, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by ALFC;

                 (8) that Acquisition will have no liabilities assumed by ALFC, and it will not transfer to ALFC any assets subject to liabilities, in the Merger;

                 (9) that following the Merger, ALFC will continue the historic business of ALLIC or use a significant portion of ALLIC's historic business assets in a business;

                 (10) that Citizens, Acquisition and ALFC will assume and pay their respective reorganization expenses, if any, incurred in connection with the Merger;

                 (11) that there is no corporate indebtedness between Citizens or ALFC or between Acquisition and ALFC that was issued, acquired or will be settled at a discount;

                 (12) that in the Merger, shares of ALFC Stock representing control of ALFC, as defined in IRC Section 368(c), will be exchanged solely for Citizens voting Common Stock. Shares of ALFC Stock exchanged for cash or other property
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Citizens, Inc.
Citizens Acquisition, Inc.
American Liberty Financial Corporation
June 26, 1995
Page 5



         originating with Citizens will be treated as outstanding ALFC Stock on the effective date of the Merger;

                 (13) that on the effective date of the Merger, ALFC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in ALFC that, if exercised or converted, would affect Citizens acquisition or retention of control of ALFC, as defined in IRC Section 368(c);

                 (14) that Citizens does not own, nor has it owned during the past five years, any shares of ALFC Stock;

                 (15) that neither Citizens, Acquisition nor ALFC are investment companies as defined in IRC Section 368(a)(2)(F)(iii) and
         (iv);

                 (16) that on the effective date of the Merger, the fair market value of the assets of ALFC will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject;

                 (17) that neither Citizens, Acquisition, ALFC nor ALLIC are under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3) (A);

                 (18) that the Merger will be consummated in full compliance with Louisiana law;

                 (19) that the ALFC Stock to be surrendered by each ALFC shareholder will not be subject to any liability and neither ALFC nor Citizens will assume liabilities with respect to the surrendered ALFC Stock;

                 (20) that the Merger will not be consummated in the event more than 2.5 percent of the shareholders of ALFC dissent to the Merger; and

                 (21) that cash payments in lieu of fractional shares are simply a mathematical rounding-off for the purpose of simplifying corporate and accounting problems which would have been caused by the actual issuance of fractional shares, and such payments are not separately bargained for consideration.
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Citizens, Inc.
Citizens Acquisition, Inc.
American Liberty Financial Corporation
June 26, 1995
Page 6



         In rendering an opinion on the federal income tax consequences of such a transaction, reasonable steps have been taken to assure that all material tax issues are considered in light of the facts, and that all of such issues involving a reasonable possibility of challenge by the IRS are fully and fairly addressed. A "material tax issue" includes any tax issue that could have a significant impact (either beneficial or adverse) on any ALFC shareholder participating in the Merger under any reasonably foreseeable circumstances.

         The opinions expressed below are rendered only with respect to the specific matters described herein, and we express no opinion with respect to any other federal income tax aspects of the Merger. Should any of the facts, circumstances, or assumptions specified herein be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material. In addition, we do not opine as to the taxable or nontaxable status of any previous transactions not considered to be part of the Merger transaction.

         The tax issue that is material to the Merger concerns tax consequences to ALFC and its shareholders upon the merger of Acquisition into and with ALFC in exchange for Citizens Common Stock.

         The Merger of Acquisition into ALFC will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A) and IRC Section 368(a)(2)(E) and Citizens and ALFC will each be a "party to a reorganization" within the meaning of IRC Section 368(b), provided that the Merger, as proposed in the Merger Agreement, qualifies as a statutory merger under the laws of the State of Louisiana.

         Accordingly, in our opinion, the material tax consequences of the Merger are as follows:

         (1) No gain or loss will be recognized by the shareholders of ALFC upon the exchange of their shares of ALFC Common Stock and ALFC Preferred Stock for shares of Citizens Common Stock (except for cash received in lieu of a fractional share of Citizens Common Stock). IRC Section 354(a).

         (2) The tax basis of the shares of Citizens Common Stock received by a shareholder of ALFC (including any fractional share of Citizens Common Stock not actually received) will be the same as the basis of the ALFC Stock surrendered by that shareholder in the Merger. IRC Section 358(a), IRC Regulation Section 1.358-1(a).
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Citizens, Inc.
Citizens Acquisition, Inc.
American Liberty Financial Corporation
June 26, 1995
Page 7



         (3) The holding period of the shares of Citizens Common Stock received by a shareholder of ALFC will include the period during which such shareholder held the ALFC Stock exchanged therefor, to the extent that the ALFC Stock was held by the shareholder as a capital asset on the date of the consummation of the Merger. IRC Section 1223(1).

         (4) Cash received by the ALFC shareholders who properly exercise their dissenters' rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the ALFC Stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares was greater than one year. It is possible, that for some shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. See IRC Sections 302, 301.

         (5) Cash payments received by ALFC shareholders in lieu of fractional shares of Citizens Common Stock will be treated as if such fractional share of Citizens Common Stock has been issued in the Merger and then redeemed by Citizens. An ALFC shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. Provided the fractional share was held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such share (taking into account the holding period of the ALFC Stock surrendered, as described in (3) above) was greater than one year. It is possible that the distribution of cash may be treated as a dividend taxable as ordinary income if the IRS determines that the distribution in redemption is essentially equivalent to a dividend. See IRC Sections 356, 302.

         (6) No material gain or loss will be recognized by ALFC, Citizens or Acquisition as a result of the Merger. IRC Sections 361 and 1032. The adjusted tax basis of Acquisition properties will carryover to ALFC. IRC
Section 362.


         (7) Section 382 limits the Net Operating Loss carryover of a company following an ownership change. ALFC and ALLIC, as a group, will be deemed to have an ownership change. After an ownership change, the amount of income that a corporation or group may offset each year by Net Operating Losses that occurred before the change is generally limited to an amount determined by multiplying the value of the equity of the corporation or the group immediately prior to this


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Citizens, Inc.
Citizens Acquisition, Inc.
American Liberty Financial Corporation
June 26, 1995
Page 8




change by the federal long-term tax exempt rate in effect on the date of the change. Any unused limitation may be carried forward and added to the next year's limitation. To the extent ALFC and ALLIC also have built-in losses as defined in IRC Section 382(h) as of the date of the Merger, IRC Section 382 limits the utilization of such losses after the ownership change. IRC Section 383 will similarly limit the utilization of excess credits, net capital losses, and foreign tax credits, if any, after the ownership change. In addition, IRC
Section 384 limits the use of preacquisition losses to offset built-in gains, if any, after the ownership change. Proposed regulations under IRC Sections 382 and 1502 implement above restrictions.


         (8) Each shareholder of ALFC must file pursuant to IRS Regulation 1.368-3(b), with his or her income tax return for the year in which the Merger is consummated, a statement which provides details relating to the property transferred, securities received and liabilities, if any, assumed in the exchange.

         The preceding discussion and opinions are based on our interpretations of the facts and assumptions, based on the IRC, the regulations thereunder and judicial and administrative interpretations thereof. They are subject to change by subsequent regulatory, administrative, legislative, or judicial actions which could have an effect on the validity of our opinions. Our opinions are effective as of the Effective Time for the Merger as described in the Merger Agreement.

         It should be noted that we do not express an opinion on the valuations of ALFC or Citizens assets or stock or the ratio of exchange of ALFC Stock for Citizens Common Stock.

         We believe we have addressed all material tax issues in regards to the Merger. If the Merger is transacted as outlined in the facts given, the material tax issues addressed singularly and in the aggregate will more likely than not be upheld under challenge by the IRS.

         We hereby consent to the inclusion of this opinion in the Registration Statement as an Exhibit thereto. Each ALFC shareholder should consult his own qualified tax advisor to evaluate the tax effects of this exchange based on his personal facts and circumstances.

                                     Very truly yours,


                                     /s/ Jones & Keller, P.C.
                                        ----------------------
                                         JONES & KELLER, P.C.